SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported) May 2, 2002

MKR Holdings

(Exact Name of Registrant as Specified in Charter)

Utah (State or Other Jurisdiction of Incorporation)	0-24556 (Commission File Number)	87-0372759 (IRS Employer Identification No.)

1070 West 2300 South, Salt Lake City, Utah                84119
(Address of Principal Executive Offices)                  (Zip Code)

Registrant's telephone number,
  including area code:                                     (801) 972-2100

(Former Name or Former Address, if Changed Since Last Report)

Item 5.      Other Events.

          On May 2, 2002, MKR Holdings (the "Company") issued a press release announcing that it had established a record date of May 7, 2002 for its impending dissolution and liquidation. As of the close of business on such record date, all trading of the Company's common stock will cease. The Company has instructed its transfer agent to close the share transfer records of the Company and to no longer recognize or record any transfer of shares of the Company's common stock. The Company will make liquidating distributions only to its shareholders of record as of the record date. The Company anticipates making initial liquidation payments to its shareholders in an amount equal to 15.5 cents per share during May and June 2002 and a second final distribution, in an amount not greater than approximately 0.5 cents per share, on or before March 31, 2003, to distribute any remaining amount from the reserve, if any, which the Company will establish to pay future expenses and contingencies. The Company plans to file Articles of Dissolution with the Division of Corporations and Commercial Code of the State of Utah on or before May 7, 2002. The press release announcing the foregoing and issued by the Company on May 2, 2002 is filed herewith as exhibit 99.1.

          The Company is no longer engaged in the conduct of business and since the consummation of certain transactions in November 1999, has operated for the sole purpose of holding and subsequently liquidating its assets. Last month, the Company sold its last remaining significant asset, a 15% equity interest in Marker International GmbH, a GmbH organized under the laws of Switzerland, to CT Sports Holding AG for a cash payment of $2,005,596.24.

Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements.

None.

(b) Pro Forma Financial Information.

None.

(c) Exhibits.

99.1           Press Release, dated May 2, 2002.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MKR HOLDINGS By:/s/ Kevin Hardy Name: Kevin Hardy Title: President and Chief Financial Officer

Dated: May 2, 2002

EXHIBIT INDEX

Exhibit 99.1	Description Press Release, dated May 2, 2002.